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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                 --------------


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



          Date of report (Date of earliest event reported)   May 6, 1996


                             AMC ENTERTAINMENT INC.
               (Exact Name of Registrant as Specified in Charter)


           DELAWARE                 01-12429                     43-1304369
 (State or Other Jurisdiction     (Commission                  (IRS Employer
       of Incorporation)          File Number)               Identification No.)





106 W. 14TH  STREET, KANSAS CITY, MO                             64105-1977
(Address of Principal Executive Offices)                         (Zip Code)




    Registrant's telephone number, including area code         (816) 221-4000





















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Item 5.  Other Events.

     Background. Durwood, Inc. ("DI") is a holding company which owns 11,157,000 shares, or 100%, of the Registrant's Class B Stock, par value 66 2/3 cents per share (the "Class B Stock") and 2,641,951 shares, or approximately 48%, of the Registrant's Common Stock, par value 66 2/3 cents per share (the "Common Stock"). Shares of DI having approximately 75% of the voting power of DI's outstanding stock are held in revocable voting and inter-vivos trusts for the benefit of Stanley H. Durwood, who has the sole power to vote such shares. Substantially all of the remaining shares of DI capital stock are held by American Associated Enterprises, a Missouri limited partnership ("AAE"). Stanley
H. Durwood is a limited partner of AAE, and his six children, Edward D. Durwood, Carol D. Journagan, Thomas A. Durwood, Elissa D. Grodin, Brian H. Durwood and Peter J. Durwood (collectively, the "Durwood Children", and together with Stanley H. Durwood, the "Durwood Family Members") are the general partners of AAE. Edward D. Durwood is the managing general partner of AAE and has authority to vote the shares of DI held by AAE, representing approximately 25% of the voting power of DI's outstanding stock.

     Family Agreement. DI and Stanley H. Durwood have filed a Schedule 13-D Report (the "Report") with the Securities and Exchange Commission describing a Durwood Family Settlement Agreement ( the "Family Agreement") between Mr. Durwood and the Durwood Children. The Family Agreement sets forth the Durwood Family Members' intention to pursue certain transactions to dissolve AAE and to cause the shares of the Registrant held by DI to be distributed to Durwood Family Members through a merger of DI into the Registrant.

     In connection with the foregoing, Stanley H. Durwood and the Durwood Children have agreed to (i) seek the merger of DI into the Registrant, with the Registrant remaining as the surviving company, pursuant to which shares of DI stock will be exchanged for shares of the Registrant's stock, and (ii) if all conditions to such merger are satisfied, dissolve AAE. Shares of the Registrant's capital stock held by stockholders other than DI would be unaffected by the proposed merger.

     In the Family Agreement, the Durwood Family Members have agreed that Stanley H. Durwood will receive approximately 5,015,657 shares of the Registrant's Class B Stock in the merger and that the Durwood Children will receive approximately 8,767,223 shares of the Registrant's Common Stock in the merger. To facilitate this agreement, prior to the merger 6,141,343 shares of Class B Stock held of record by DI will be converted into shares of Common Stock. The Durwood Family Members also have agreed that within twelve months after the merger they or their charitable donees will sell a minimum of 3,000,000 shares of Common Stock (of which 500,000 shares will be sold by Stanley H. Durwood or by his charitable donees and the balance will be sold by the Durwood Children or their charitable donees) in an underwritten offering, which will only be made by means of a prospectus. The Report states that prior to and for purposes of such offering, Stanley H. Durwood intends to convert 500,000 additional shares of Class B stock to be









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acquired by him in the merger into shares of Common Stock,  and that each of the
Durwood Children will sell approximately 416,667 shares of Common Stock in the secondary offering, unless they agree to a different allocation of the 2,500,000 shares to be sold by them.

     The Family Agreement provides that the Registrant (which is not a party to the Family Agreement) and the Durwood Family Members are to participate equally in determining all material terms of the offering. Matters to be determined by Durwood Family Members are to be determined by majority vote, with each family member having one vote. The date of the offering is to be no sooner than six months nor later than one year after the merger and is to be determined by the Registrant and the Durwood Family Members.

     The Family Agreement also generally provides that if the price per share to the public of the 2.5 million shares of the Registrant's Common Stock proposed to be sold by the Durwood Children in the offering is less than $18, Stanley H. Durwood will pay the Durwood Children the difference between such sale price and $18 (net of applicable underwriting commissions), up to $20 million in aggregate amount, in shares of the Registrant's Common Stock, as an adjustment to the original allocation of shares to be received by the Durwood Children in the proposed merger (the " Share Adjustment").

     The Family Agreement also provides that for a period of three years, the Durwood Children will vote their shares of the Registrant's Common Stock for each candidate for the Registrant's Board of Directors in the same proportionate manner as the aggregate votes cast in such elections by all other holders of the Registrant's Common Stock.

      Under the Registrant's charter, holders of the Registrant's Class B stock generally are entitled to elect as a class 75% of the board of directors and to vote as a class with holders of the Common Stock on other matters, with each share of Class B Stock being entitled to ten (10) votes per share and each share of Common Stock being entitled to one (1) vote per share. Holders of the Registrant's Common Stock generally are entitled to elect 25% of the Registrant's board of directors. Should the outstanding shares of Class B Stock be less than 12 1/2% of the total number of outstanding shares of Class B and Common Stock, the holders of Common Stock would be entitled to vote with the holders of Class B Stock in the election of the remaining 75% of the Board; for these purposes, the Class B Stock would have ten votes per share and the Common Stock would have one vote per share. Each share of the Registrant's Class B Stock is convertible into one share of the Registrant's Common Stock.

     DI currently owns 2,641,951 shares of the Registrant's Common Stock, which constitute approximately 48% of the outstanding shares of such class, and 11,157,000 shares of Class B Stock, which constitute 100% of the outstanding shares of that class. The shares of Class B and Common Stock presently owned of record by DI represent approximately 98% of the voting power of the Registrant's outstanding voting stock, other than in the election of directors.









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     The Report  states  that after  giving  effect to the  proposed  merger and secondary offering (and disregarding shares which may be acquired by Stanley H. Durwood upon the exercise of employee stock options, shares which the Durwood Children might acquire under the Share Adjustment referred to in Items 4 and 6 herein and shares of Common Stock which might be issued upon conversion of outstanding shares of the Registrant's $1.75 Cumulative Convertible Preferred Stock) (i) Stanley H. Durwood will own approximately 4.5 million shares of Class B Stock, and each of the Durwood Children will own a maximum of approximately
1.0 million shares of the Registrant's Common Stock, (ii) such shares of Class B Stock to be owned by Stanley H. Durwood will entitle him to elect a majority of the Board of Directors and will have approximately 79% of the voting power of all outstanding shares of the Registrant's capital stock to be then outstanding generally having the right to vote on matters submitted to stockholders, other than the election of directors, and (iii) the shares of Common Stock to be owned by the Durwood Children will represent approximately 52% of the shares of Common Stock expected to be then outstanding.

     The Report also states that Stanley H. Durwood's holdings will diminish and the Durwood Children's holdings will increase if the Durwood Children acquire additional shares under the Share Adjustment. However, based on the number of shares of Common Stock and Class B Stock presently outstanding, the Share Adjustment should not result in Stanley H. Durwood owning shares with less than 50% of the combined voting power of the outstanding shares of Common and Class B Stock unless the Registrant and the Durwood Family Members determine to proceed with a secondary offering of the family's shares at a time during which the market value of the Registrant's stock is less than approximately $6.70 per share.

     The Family Agreement is conditioned upon negotiation and execution of a merger agreement with the Registrant. The Registrant has appointed a special committee of non-management directors to consider and negotiate the proposed merger. The special committee has advised the Durwood Family Members that a condition to such transaction will be that it is approved by the holders of a majority of the shares of Common Stock voting thereon, other than the Durwood Family Members.

     Other Matters. The Report also states that the parties and their counsel in certain shareholder derivative litigation, IN RE AMC SHAREHOLDER DERIVATIVE LITIGATION, filed against Stanley H. Durwood and other directors of the Registrant, are discussing a possible settlement, a portion of which would require the appointment of two additional outside directors who would be empowered to approve transactions between the Registrant and Durwood Family Members.

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits

         (c)  Exhibits

              EX-99.1  Durwood Family Agreement






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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                        AMC Entertainment Inc.

Date  May 6, 1966                     By   /s/Peter C. Brown
                                              Peter C. Brown
                                              Executive Vice-President and
                                              Chief Financial Officer


































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